Calculation of Filing Fee Tables

Form S-1

(Form Type)

electroCore, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value	457	(c)	1,924,960	$6.24	$12,011,750.40	0.00014760	$1,772.93

	Total Offering Amounts						$12,011,750.40		$1,772.93

	Total Fees Previously Paid								—

	Total Fee Offsets								—

	Net Fee Due								$1,772.93

(1)	Represents the shares of Common Stock, par value $0.001 per share (the “Common Stock”), of electroCore, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	This registration statement registers the resale of 1,924,960 shares of the Registrant’s common stock, which consists of (i) 438,191 shares of Common Stock, (ii) 770,119 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock and (iii) 716,650 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of Common Stock.

(3)	With respect to the Common Stock offered by the selling securityholders, estimated at $6.24 per share, the average of the high and low prices as reported on The Nasdaq Capital Market on July 3, 2024, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.